SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G*
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)

                               (Amendment No. 1)*

                           Nova Biosource Fuels, Inc.
                                (Name of Issuer)

                                  Common Shares
                         (Title of Class of Securities)

                                    65488w103
                                 (CUSIP Number)

                                December 31, 2007
             (Date of event which requires filing of this statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                              (Page 1 of 19 Pages)

----------
      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 65488w103                    13G                    Page 2 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      The Ospraie Portfolio Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,774,863 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 1,121,542 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,774,863 shares of Common Stock
                     (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,774,863 shares of Common Stock
      (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.50%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      CO
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                     Page 3 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Special Opportunities Master Holdings Ltd.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,774,769 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 1,121,542 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,774,769 shares of Common Stock
                     (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,774,769 shares of Common Stock
      (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.50%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      CO
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                     Page 4 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Management, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,549,632 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 2,243,084 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     5,549,632 shares of Common Stock
                     (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,549,632 shares of Common Stock
      (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|

--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.95%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      OO
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                     Page 5 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Holding I, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,549,632 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 2,243,084 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     5,549,632 shares of Common Stock
                     (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,549,632 shares of Common Stock
      (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.95%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      PN
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                     Page 6 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Management, Inc.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,549,632 of Common Stock
  OWNED BY           (Includes Warrants to Purchase 2,243,084 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     5,549,632 of Common Stock
                     (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,549,632 of Common Stock
      (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.95%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      CO
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                     Page 7 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Advisors, L.P.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,774,769 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 1,121,542 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,774,769 shares of Common Stock
                     (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,774,769 shares of Common Stock
      (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.50%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      PN
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                     Page 8 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Ospraie Advisors, LLC
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,774,769 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 1,121,542 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,774,769 shares of Common Stock
                     (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,774,769 shares of Common Stock
      (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.50%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      OO
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                     Page 9 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Dwight Anderson
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        5,549,632 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 2,243,084 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     5,549,632 shares of Common Stock
                     (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,549,632 shares of Common Stock
      (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      4.95%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      IN
--------------------------------------------------------------------------------

CUSIP No. 65488w103                   13G                    Page 10 of 19 Pages
--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      John Duryea
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**                 (a) |_|
                                                                         (b) |X|

--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
               5.    SOLE VOTING POWER

                     0
               -----------------------------------------------------------------
  NUMBER OF    6.    SHARED VOTING POWER
   SHARES
 BENEFICIALLY        2,774,769 shares of Common Stock
  OWNED BY           (Includes Warrants to Purchase 1,121,542 shares of Common
    EACH             Stock)
  REPORTING    -----------------------------------------------------------------
   PERSON      7.    SOLE DISPOSITIVE POWER
    WITH
                     0
               -----------------------------------------------------------------
               8.    SHARED DISPOSITIVE POWER

                     2,774,769 shares of Common Stock
                     (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,774,769 shares of Common Stock
      (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES** |_|


--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.50%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON**

      IN
--------------------------------------------------------------------------------

                                                             Page 11 of 19 Pages


Item 1(a). Name of Issuer:

      The name of the issuer is Nova Biosource Fuels Inc. (the "Company")

Item 1(b). Address of Issuer's Principal Executive Offices:

      The Company's principal executive offices are located at The Rivera Building, 2777 Allen Parkway, Suite 860, Houston, Texas 77019

Item 2(a). Name of Person Filing:

      This statement is filed by:

            (i) The Ospraie Portfolio Ltd., a Cayman Islands exempted company ("Portfolio"), with respect to the shares of Common Stock held by it;

            (ii) Ospraie Special Opportunities Master Holdings Ltd. a Cayman Islands exempted company ("Master Holdings"), with respect to the shares of Common Stock held by it;

            (iii) Ospraie Management, LLC, a Delaware limited liability company
                  ("Investment Manager"), which serves (a) as investment manager to Portfolio, and (b) as managing member of Advisors LLC (as defined below) with respect to the Common Shares directly owned by Portfolio and Master Holdings;

            (iv) Ospraie Holding I, L.P., a Delaware limited partnership ("Ospraie Holding"), which serves as the managing member of Investment Manager, with respect to the Common Shares directly owned by Portfolio and Master Holdings;

            (v) Ospraie Management, Inc., a Delaware corporation ("Ospraie Management"), which serves as the general partner of Ospraie Holding, with respect to the Common Shares directly owned by Portfolio and Master Holdings;

            (vi) Ospraie Advisors, L.P., a Delaware limited partnership ("Advisors LP"), which serves as the investment manager to Master Holdings with respect to the Common Shares directly owned by Master Holdings;

            (vii) Ospraie Advisors, LLC, a Delaware limited liability company
                  ("Advisors LLC"), which serves as the general partner of Advisors LP, with respect to the Common Shares directly owned by Master Holdings;

           (viii) Dwight Anderson ("Mr. Anderson"), the president and sole shareholder of Ospraie Management, with respect to the shares of Common Stock directly owned by Portfolio and Master Holdings; and

            (ix) John Duryea ("Mr. Duryea"), a portfolio manager of Advisors LP, with respect to the Common Shares held by Master Holdings.

                                                             Page 12 of 19 Pages


            The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

Item 2(b). Address of Principal Business Office or, if None, Residence:

      The address of the business office of each of the Reporting Persons other than Portfolio is 320 Park Avenue, 27th Floor, New York, New York 10022, U.S.A. The address of the office of Portfolio is c/o M&C Corporate Services Limited, PO Box 309 GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands.

Item 2(c). Citizenship:

      Portfolio is a Cayman Islands exempted company. Master Holdings is a Cayman Islands exempted company. Investment Manager is a limited liability company organized under the laws of the State of Delaware. Ospraie Holding is a limited partnership organized under the laws of the State of Delaware. Ospraie Management is a corporation organized under the laws of the State of Delaware. Advisors LP is a limited partnership organized under the laws of the State of Delaware. Advisors LLC is a limited liability company organized under the laws of the State of Delaware. Mr. Anderson is a United States citizen. Mr. Duryea is a United States citizen.

Item 2(d). Title of Class of Securities:

      Common Shares.

Item 2(e). CUSIP Number:

      65488w103

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

          (a) [ ]   Broker or dealer registered under Section 15 of the Act,

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act,

          (c) [ ]   Insurance Company as defined in Section 3(a)(19) of the
                    Act,

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

          (e) [ ]   Investment Adviser in accordance with Rule
                    13d-1 (b)(1)(ii)(E),

          (f) [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

          (g) [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

          (h) [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

                                                             Page 13 of 19 Pages

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

          (j) [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      If this statement is filed pursuant to Rule 13d-1(c), check the box.[X]

Item 4. Ownership.

      The percentages used herein are calculated based upon 109,947,050 shares of Common Stock outstanding, as reported in the Company's Prospectus filed pursuant to Rule 424(B)(3) on November 14,2007.

A.       The Ospraie Portfolio Ltd.

         (a) Amount beneficially owned: 2,774,863 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).

         (b)      Percent of Class:  2.50%.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote:  0
                  (ii) shared power to vote or direct the vote: 2,774,863 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
                  (iii)    sole power to dispose or direct the disposition:  0
                  (iv)     shared power to dispose or direct the
                           disposition: 2,774,863 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).

B.       Ospraie Special Opportunities Master Holdings, Ltd.

         (a) Amount beneficially owned: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).

         (b)      Percent of Class:  2.50%.

         (c)      Number of shares as to which such person has:

                  (i)      sole power to vote or direct the vote:  0
                  (ii) shared power to vote or direct the vote: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
                  (iii)    sole power to dispose or direct the disposition:  0
                  (iv)     shared power to dispose or direct the disposition:
                           2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).

                                                             Page 14 of 19 Pages


C. Ospraie Management, LLC

         (a) Amount beneficially owned: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).
         (b)      Percent of class: 4.95%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote:  0
                  (ii) Shared power to vote or direct the vote: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
                  (iii)    Sole power to dispose or direct the disposition:  0
                  (iv)     Shared power to dispose or direct the disposition:
                           5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).

D. Ospraie Holding I, L.P.

         (a) Amount beneficially owned: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).
         (b)      Percent of class: 4.95%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
                  (iii)    Sole power to dispose or direct the disposition:  0
                  (iv)     Shared power to dispose or direct the disposition:
                           5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).

E. Ospraie Management, Inc.

         (a) Amount beneficially owned: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).
         (b)      Percent of class: 4.95%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote:  0
                  (ii) Shared power to vote or direct the vote: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
                  (iii)    Sole power to dispose or direct the disposition:   0
                  (iv) Shared power to dispose or direct the disposition: 0 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).

F. Ospraie Advisors, L.P.

         (a) Amount beneficially owned: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).
         (b)      Percent of class: 2.50%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
                  (iii)    Sole power to dispose or direct the disposition:  0
                  (iv)     Shared power to dispose or direct the disposition:
                           2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).

                                                             Page 15 of 19 Pages


G. Ospraie Advisors, LLC

         (a) Amount beneficially owned: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).
         (b)      Percent of class: 2.50%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote:  0
                  (ii) Shared power to vote or direct the vote: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
                  (iii)    Sole power to dispose or direct the disposition:  0
                  (iv) Shared power to dispose or direct the disposition: 0 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).

H. Dwight Anderson

         (a) Amount beneficially owned: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).
         (b)      Percent of class: 4.95%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote:  0
                  (ii) Shared power to vote or direct the vote: 5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock)
                  (iii)    Sole power to dispose or direct the disposition:  0
                  (iv)     Shared power to dispose or direct the disposition:
                           5,549,632 shares of Common Stock (Includes Warrants to Purchase 2,243,084 shares of Common Stock).

I. John Duryea

         (a) Amount beneficially owned: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).
         (b)      Percent of class: 2.50%
         (c)      Number of shares as to which such person has:
                  (i)      Sole power to vote or direct the vote: 0
                  (ii) Shared power to vote or direct the vote: 2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock)
                  (iii)    Sole power to dispose or direct the disposition: 0
                  (iv)     Shared power to dispose or direct the disposition:
                           2,774,769 shares of Common Stock (Includes Warrants to Purchase 1,121,542 shares of Common Stock).

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X]

                                                             Page 16 of 19 Pages


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      Not applicable.

Item 8. Identification and Classification of Members of the Group.

      Not applicable.

Item 9. Notice of Dissolution of Group.

      Not applicable.

Item 10. Certification.

      Each of the Reporting Persons hereby makes the following certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                             Page 17 of 19 Pages


                                   SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2008

                                       OSPRAIE MANAGEMENT, LLC

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule
                                            Authorized Signatory


                                       OSPRAIE HOLDING I, L.P.

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule
                                            Authorized Signatory


                                       OSPRAIE MANAGEMENT, INC.,

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule
                                            Authorized Signatory


                                       OSPRAIE ADVISORS, L.P.

                                       By:  Ospraie Advisors, LLC,
                                            its General Partner

                                       By:  Ospraie Management, LLC,
                                            its Managing Member

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule
                                            Authorized Signatory

                                                             Page 18 of 19 Pages


                                       OSPRAIE ADVISORS, LLC

                                       By:  Ospraie Management, LLC,
                                            its Managing Member

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule
                                            Authorized Signatory


                                       THE OSPRAIE PORTFOLIO LTD.

                                       By:  Ospraie Management, LLC,
                                            its Investment Manager

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule
                                            Authorized Signatory


                                       OSPRAIE SPECIAL OPPORTUNITIES MASTER
                                       HOLDINGS LTD.

                                       By:  Ospraie Advisors L.P.,
                                            its Investment Manager

                                       By:  Ospraie Advisors, LLC,
                                            its General Partner

                                       By:  Ospraie Management, LLC,
                                            its Managing Member

                                       By:  Ospraie Holding I, L.P.,
                                            its Managing Member

                                       By:  Ospraie Management, Inc.,
                                            its General Partner

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule
                                            Authorized Signatory

                                                             Page 19 of 19 Pages


                                       DWIGHT ANDERSON

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule, Attorney-in-fact


                                       JOHN DURYEA

                                       By:  /s/ Kirk Rule
                                            --------------------------
                                            Kirk Rule, Attorney-in-fact

                                  EXHIBIT INDEX

Exhibit 99.1 -    Joint Filing Agreement

Exhibit 99.2 -    Power of Attorney, dated December 13, 2006, granted by Dwight
                  Anderson in favor of Kirk Rule, Eric Vincent and Michael
                  Fischer (incorporated by reference to Exhibit 99.1 of the Schedule 13G filed by the reporting persons (other than Portfolio and Master Holdings) on December 29, 2006 with respect to Nova Biosource Fuels, Inc.).

Exhibit 99.2 -    Power of Attorney, dated December 13, 2006, granted by John
                  Duryea in favor of Kirk Rule, Eric Vincent and Michael Fischer
                  (incorporated by reference to Exhibit 99.2 of the Schedule 13G filed by the reporting persons (other than Portfolio and Master Holdings) on December 29, 2006 with respect to Nova
                  Biosource Fuels, Inc.).